Exhibit 3b


    CERTICATE OF AMENDMENT OF ARTICLES OF INCORPORATION

    I, Devorah  Zirkind, President and Secretary of Finders,
Keepers, Inc. certifies that:

       1. She is the duly elected President and Secretary of Finders Keepers, Inc., Charter No. C13314-99, a Nevada
Corporation.

       2. The original Articles were filed in the Office of the Secretary of State on May 28, 1999.

       3. As of the date of this certificate, there were 11,544,436 shares of Common Stock issued and outstanding.

       4.  That on July 21, 2000, a  written consent  of the
shareholders  of  Finders Keepers, Inc. who hold  10,000,000 shares was executed approved the following amendments to the Articles of Incorporation:

       ARTICLE 4 is amended to read as follows:

       The aggregate number of shares which the corporation shall have authority to issue shall consist of 200,000,000 shares of Common Stock having a $.001 par value, and
25,000,000 shares of Preferred Stock having a $.001 par value. The Common Stock of the Company may be issued from time to time without prior approval by the stockholders. The Common Stock may be issued for such consideration as may be fixed from time to time by the Board of Directors. The Board of Directors may issue such share of Common Stock in one or more series, with such voting powers, designations, preferences and rights or qualifications, limitations or restrictions thereof as shall be stated in the resolution or resolutions. The Preferred Stock authorized may be issued from time to time in one or more series. The Board of Directors is authorized to determine or alter any or all rights or preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and to fix, alter or reduce (but not below the number outstanding) the number of shares comprising any such series and the designation thereof, or any of them, and to provide for the rights and terms of redemption or conversion of the shares of any series.


DATED:    July 21, 2000.


/s/ Devorah Zirkind
-------------------
Devorah Zirkind, President and Secretary

This instrument was
acknowledged before me
on this 21st day of July, 2000, by
Devorah Zirkind

/s/ Neal S. Fox
---------------
(Notary Public Signature)
                                     NEAL S. FOX
                            Notary Public, State of New York
                                     No. 6016473
                               Qualified in Kings County
                            Commission Expires Nov. 23, 2000